Exhibit 3.1

ARTICLES OF AMENDMENT

OF

RECRO PHARMA, INC.

In compliance with the requirements of the applicable provisions (relating to articles of amendment) of the Pennsylvania Business Corporation Law of 1988, as amended, the undersigned, desiring to amend its Second Amended and Restated Articles of Incorporation, as amended, hereby states that:

1.	The name of the corporation is Recro Pharma, Inc. (the “Corporation”).

2.	The address of the Corporation’s registered office in the Commonwealth of Pennsylvania is 490 Lapp Road, Malvern, Pennsylvania 19355, Chester County.

3.	The Corporation was incorporated under the Pennsylvania Business Corporation Law of 1988.

4.	The date of the Corporation’s incorporation was November 15, 2007.

5.	The amendment shall be effective on March 21, 2022 at 4:01 P.M. Eastern Time.

6.	The amendment was adopted by the Corporation by the Board of Directors of the Corporation under 15 Pa.C.S. §§ 1912(a) and 1914(c).

7.	The amendment adopted by the Corporation is:

RESOLVED, that the Second Amended and Restated Articles of Incorporation of the Corporation, as amended, is hereby amended by amending and restating Article I in its entirety as follows:

“The name of the corporation is Societal CDMO, Inc. (the “Corporation”).”

8.	Except as set forth in these Articles of Amendment, the Second Amended and Restated Articles of Incorporation, as amended, remain in full force and effect.

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IN TESTIMONY WHEREOF, the undersigned Corporation has caused these Articles of Amendment to be signed by a duly authorized officer thereof on this 15th day of March, 2022.

Recro Pharma, Inc.

By:	/s/ J. David Enloe, Jr.
Name:	J. David Enloe, Jr.
Title:	President and Chief Executive Officer